                                  EXHIBIT 99.1

                                  NEWS RELEASE

                   BROOKE CORPORATION DECLARES STOCK DIVIDEND

OVERLAND PARK, KS., February 18, 2003--Brooke Corporation (OTC Bulletin Board:
BOKE) announced that it has declared a common stock dividend to Brooke Corporation shareholders of record as of March 3, 2003. Shareholders of record shall receive five (5) additional shares of Brooke Corporation common stock for every one (1) share owned. All additional shares are expected to be distributed on March 12, 2003 and available for sale on the following day.

Brooke Corporation CEO, Robert D. Orr commented, "This stock dividend significantly increases the number of shares held by the investing public and improves our company's prospects for a national exchange listing."

ABOUT OUR COMPANY.... Most of Brooke Franchise Corporation's revenues are currently derived from commissions on the sale of insurance policies distributed by franchise agents specializing in property and casualty insurance. Brooke Franchise Corporation has recently expanded its franchise program to include specialists in securities brokerage and lending, because it believes that franchise agents, as independent business owners, will distribute financial services more efficiently than others. To compliment its franchise program, affiliated companies of Brooke Franchise Corporation offer ownership facilitator services such as lending and consulting. Brokerage services, which include the sale of insurance and financial services on a wholesale basis, are also offered to franchise agents and others through separate companies.

CONTACT....Sherisa Coomes, cooms@brookecorp.com or (785) 543-3199